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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Attached is the text of an advertisement that will run in the 2/7/02 editions of The Wall Street Journal and the San Jose Mercury News and the 2/8/02 editions of the San Francisco Chronicle, the Washington Post, the Los Angeles Times, and the New York Times.]

Attention: All Hewlett-Packard Stockholders

A $25 BILLION MISTAKE
IS NOT THE HP WAY

DON’T BET THE COMPANY ON COMPAQ.
IT’S MIRED IN MANUFACTURING PCs — LOW MARGIN,
MONEY-LOSING COMMODITY PRODUCTS.

HP is a strong company. HP is not in crisis. It would be a mistake to become the world’s largest commodity computing company, more than doubling HP’s exposure to the troubled PC business. THAT WOULD BE A CRISIS.

•	Why would you want to invest in Compaq, whose own CEO, Michael Capellas, admits that 45% of its revenues are in a “rotten business?”[1]

•	Why would you want to invest in a company where 64% of its total revenues and 83% of its hardware business is in low-end commodity computing?

•	Why would you want to invest in a business that suffers from overcapacity and is plagued by reduced demand on a global basis?[2]

•	Why would you want to pay 51.6 times CY 2002 estimated earnings for a company that mostly sells PCs and low-end servers, and is losing money in those businesses?[3]

AND WHY ON EARTH WOULD YOU PAY $25 BILLION FOR IT? YOU WOULDN’T. AND YOU SHOULDN’T.

Neither HP management nor Compaq management has ever successfully integrated a large computing acquisition, let alone a transaction of this size. Why would you trust them when Compaq has lost more than 60% of its shareholder value since its attempt to integrate its $9.4 billion acquisition of Digital Equipment Corporation (DEC) in 1998? Why should you believe that they will succeed where others have failed? Why should you bet your company on that?

The market has made it resoundingly clear that this combination destroys stockholder value:

•	HP’s stock dropped 18.7% when HP announced the proposed Compaq transaction.

•	HP’s stock went up 17.3% when we announced our opposition to the proposed Compaq transaction.

•	HP’s stockholders have lost $7 billion relative to an index of comparable companies since the proposed Compaq transaction was announced.

DON’T VOTE FOR THIS MERGER UNLESS YOU WANT TO RISK LOSING A LOT MORE VALUE.

HP stockholders have a clear choice: struggle to survive the turnaround of the PC business and re-run the failed Compaq/DEC strategy or vote“AGAINST” the merger and send a message to the HP board and management to do something a lot smarter.

WE ARE CONVINCED THERE IS A BETTER PATH

HP was on it when the company spun off Agilent. At that time, the company noted that it was “creating two distinct and strategically focused enterprises...able to better focus on growth in their individual markets...[and] well-positioned to build value for their stockholders, customers and employees.”4

To stay on that path, HP must:

•	focus on technology and innovation—not merger integration;

•	focus on imaging and printing—not commodity computing;

•	focus on areas of strength in the enterprise—not commodity computing;

•	focus on fixing problems—not creating them;

•	focus on building good businesses—not acquiring or expanding bad ones;

•	focus on treating employees as assets—not liabilities;

•	FOCUS on stockholder value —not bigger, but better.

HP SHOULD FOCUS ON CREATING VALUE AND SOLVING ITS OWN PROBLEMS—NOT DILUTING VALUE AND TAKING ON COMPAQ’S BIGGER PROBLEMS.

DON’T VOTE FOR A BET-THE-COMPANY TRANSACTION

VOTE “AGAINST” THE PROPOSED COMPAQ TRANSACTION SIGN AND RETURN THE GREEN PROXY CARD

If you have any questions or need assistance in voting your proxy card, please callMACKENZIE PARTNERS Toll-Free at (800) 322-2885 or at (212) 929-5500 or by e-mail at proxy@mackenziepartners.com.

For more information, please visit our website at www.votenohpcompaq.com

1 Video broadcast to Hewlett-Packard employees by Michael Capellas and Carly Fiorina, filed by Hewlett-Packard Company Pursuant to Rule 425 Under the Securities Act of 1933 and Deemed Filed Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934, Subject Company: Compaq Computer Corporation, Commission File No.: 1-9026, 12/21/01     2 Presentation by Compaq Computer Corporation to ISS, filed by Compaq Computer Corporation Pursuant to Rule 425 Under the Securities Act of 1933 and Deemed Filed Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, Subject Company: Compaq Computer Corporation, Commission File No.: 1-9026, 1/29/02     3 Based on latest available First Call consensus estimate for Compaq earnings of $.27 per share for full-year ending December 31, 2002     4 Agilent announcement press release, “HP Announces Strategic Realignment to Create Two Companies,” issued 3/2/99

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to their opposition to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing Persons’ definitive proxy statement and other documents on the Securities and Exchange Commission’s website at www.sec.gov, at the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com. 02-07-02